EXHIBIT 99.3



                          AMENDMENT TO RIGHTS AGREEMENT

                  This Amendment to Rights Agreement (this "Amendment"), dated as of February 1, 2005, by and between The McGraw-Hill Companies, Inc., a New York corporation (the "Company"), and The Bank of New York ("BONY"), hereby amends that certain Rights Agreement ("Rights Agreement") dated as of July 29, 1998, by and between the Company and Mellon Investor Services, LLC, successor to ChaseMellon Shareholder Services, L.L.C. ("Mellon"). Mellon executes this Amendment to evidence its consent hereto and to the substitution of BONY as Rights Agent under the Rights Agreement. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

                  WHEREAS, effective as of February 1, 2005 (the "Effective Date"), BONY has agreed to serve as successor Rights Agent pursuant to the terms and conditions of the Rights Agreement as amended by this Amendment;

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to any Person becoming an Acquiring Person, the Company may amend any provision of the Rights Agreement; and

                  WHEREAS, the Company has determined to amend the Rights Agreement to substitute BONY for Mellon as Rights Agent, and Mellon has consented to the Amendment.

                  NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

                  Section 1. APPOINTMENT OF SUCCESSOR RIGHTS AGENT. The Company hereby appoints BONY to succeed Mellon as Rights Agent for the Company, effective as of Effective Date. From and after the Effective Date, all references to "Rights Agent" in the Rights Agreement shall be deemed to refer to BONY. BONY hereby accepts such appointment, and acknowledges that from and after the Effective Date, it shall be fully responsible for all duties and obligations of the Rights Agent under the Rights Agreement.

                  Section 2. AMENDMENTS TO THE RIGHTS AGREEMENT. The Rights Agreement is hereby amended as follows, effective as of the Effective Time:

                  The title page of the Rights Agreement is hereby amended and restated in its entirety as follows:

                        "THE McGRAW-HILL COMPANIES, INC.
                                       and
                              THE BANK OF NEW YORK
                                  Rights Agent


                                Rights Agreement
                           Dated as of July 29, 1998"


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                  The preamble of the Rights Agreement is hereby amended and restated in its entirety as follows:

                  "Agreement, dated as of July 29, 1998, between The McGraw-Hill Companies, Inc., a New York corporation (the "Company"), and The Bank of New York (the "Rights Agent")."

                  Section 3(c) of the Rights Agreement is hereby amended and restated in its entirety as follows:

                  "Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them the following legend:

                       This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between The McGraw-Hill Companies, Inc. and the Rights Agent, dated as of July 29, 1998 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of The McGraw-Hill Companies, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The McGraw-Hill Companies, Inc. will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to any Person who becomes an Acquiring Person (as defined in the Rights Agreement) may become null and void.

                  With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding."

                  Section 18 of the Rights Agreement is hereby amended by restating the second sentence in the first paragraph to read as follows:

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                  "The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises."

                  Section 20(c) of the Rights Agreement is hereby amended by restating the first sentence to read as follows:

                  "The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence or willful misconduct."

                  Section 26 of the Rights Agreement is hereby amended by deleting the address provided for the Rights Agent and inserting the following in lieu thereof:

                  "The Bank of New York
                  101 Barclay Street
                  New York, NY  10286"

                  Section 27 of the Rights Agreement is hereby amended by adding the following as the last sentence:

                  "Upon the delivery of a certificate from an authorized officer of the Company which states that the supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment."

                  The first paragraph under the heading "THE McGRAW-HILL COMPANIES, INC." on Exhibit A to the Rights Agreement is hereby amended by striking the following the language in the first paragraph of said paragraph:

                  "Rights Agreement, dated as of July 29, 1998 (the "Rights Agreement"), between The McGraw-Hill Companies, Inc., a New York corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent")"

                  and inserting the following language in its place:

                  "Rights Agreement, dated as of July 29, 1998 (the "Rights Agreement"), between The McGraw-Hill Companies, Inc., a New York corporation (the "Company"), and The Bank of New York (the "Rights Agent")"

                  In addition, the countersignature block for the Rights Agent at the foot of the front side of the Rights Certificate (on page A-3 of Exhibit A to the Rights Agreement) is amended to substitute "The Bank of New York" for "ChaseMellon Shareholder Services, L.L.C."

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                  Section 3. EFFECTIVE DATE OF AMENDMENT.  This Amendment
shall be deemed effective as of the Effective Date, as if executed on such date.

                  Section 4. EFFECT OF AMENDMENT. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.

                  Section 5. WAIVER OF NOTICE. The parties hereto hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

                  Section 6. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 7. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

                  Section 8. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  Section 9. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the date first written above.


                                    THE McGRAW-HILL COMPANIES, INC.

                                    By:  /s/ Scott L. Bennett
                                        ----------------------------------------
                                        Name:  Scott L. Bennett
                                        Title: Senior Vice President


                                    THE BANK OF NEW YORK

                                    By:  /s/ Jeffrey D. Grosse
                                        ---------------------------------------
                                        Name:  Jeffrey D. Grosse
                                        Title: Vice President

Consented to as of the date first written above:

MELLON INVESTOR SERVICES, LLC,
   successor to ChaseMellon Shareholder Services, L.L.C.

        By:  /s/ Regina Brown
            --------------------------------------------
            Name:  Regina Brown
            Title: Vice President


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